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                                               NEWS RELEASE
                                               Barbara Johnson
                                               IntraNet Solutions, Inc.
                                               (612) 903-2024
                                               barbara.johnson@intranetsol.com

                                               Tamsen Reinheimer
FOR IMMEDIATE RELEASE                          Price Public Relations
                                               (650) 829-5800
                                               treinheimer@pricepr.com


INTRANET SOLUTIONS COMPLETES ACQUISITION OF CONTENT PUBLISHING TECHNOLOGY LEADER, INFOACCESS INC.

IntraNet Solutions Broadens Content Management Capabilities with Acquisition

EDEN PRAIRIE, MN, SEPT. 30, 1999 -- IntraNet Solutions(R), Inc., (NASDAQ: INRS), a leading supplier of Web-based content management solutions, today announced it has completed the pending acquisition of InfoAccess Inc., a leading technology supplier of HTML and XML content publishing solutions. Under the final terms of the agreement, IntraNet Solutions issued approximately 1.8 million shares of its common stock for all of the outstanding common stock of InfoAccess Inc., a private company, in a transaction that is intended to be accounted for as a pooling of interests.

         IntraNet Solutions(R), Inc., (www.intranetsolutions.com) headquartered in Eden Prairie, Minnesota, offers Web-based content management solutions for intranet, extranet and Internet applications. IntraNet Solutions' products include Xpedio Content Server and Intra.doc! Management System.

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Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties including, without limitation, risks of intellectual property litigation, risks in technology development and commercialization, risks in product development and market acceptance of and demand for the Company's products, risks of downturns in economic conditions generally and in the Web document management tools and intranet information management markets specifically, risks associated with competition and competitive pricing pressures, risks associated with foreign sales and higher customer concentration and other risks detailed in the Company's filings with the Securities and Exchange Commission.


IntraNet Solutions and Intra.doc! are registered trademarks and the IntraNet Solutions' logo and the Intra.doc! logo are trademarks of IntraNet Solutions, Inc. in the USA and Canada. All other trade names are the property of their respective owners.